UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

August 7, 2023 (August 6, 2023)
Date of Report (Date of earliest event reported)

Fiesta Restaurant Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35373	90-0712224
(State or other jurisdictionof incorporation)	(Commission File Number)	(IRS EmployerIdentification No.)

14800 Landmark Boulevard, Suite 500, Dallas, Texas, 75254
(Address of principal executive offices, including zip code)

(972) 702-9300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	FRGI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On August 6, 2023, Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Fiesta Holdings, LLC, a Delaware limited liability company (“Parent”), and Fiesta Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”).

The Merger Agreement provides that, subject to the terms and conditions set forth therein, at the effective time of the Merger (the “Effective Time”), (1) Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and wholly owned subsidiary of Parent, and (2) each share of common stock, par value $0.01 per share, of the Company (“Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares owned by the Company, any of the Company’s subsidiaries, Parent, any of Parent’s subsidiaries (including Merger Sub’s subsidiaries), or by stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be automatically cancelled and converted into the right to receive $8.50 per share in cash, without interest (the “Merger Consideration”).

Pursuant to the Merger Agreement, as of the Effective Time, each restricted stock award with respect to Common Stock (“Company Restricted Stock Award”) that is outstanding as of immediately prior to the Effective Time, (i) will be deemed to be fully vested and the restrictions with respect thereto shall lapse, and (ii) shall be treated in the Merger in the same manner as the other shares of Common Stock. In addition, each award of restricted stock units pursuant to which the recipient has a right to receive shares of Common Stock (“Company Restricted Stock Unit Award”) that is outstanding as of immediately prior to the Effective Time, (i) shall be canceled and extinguished as of the Effective Time and (ii) will be converted into the right to receive an amount, in cash, equal to the product of (A) the number of shares of Common Stock subject to such Company Restricted Stock Unit Award (with such number of shares for a Company Restricted Stock Unit Award subject to performance-based vesting determined at the target level of performance) multiplied by (B) the Merger Consideration.

The Board of Directors of the Company (the “Board”), acting upon the unanimous recommendation of the special committee of the Board, has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Company, Parent and Merger Sub each have made customary representations, warranties and covenants in the Merger Agreement. Among other things, the Company has agreed (1) to conduct its business in the ordinary course and consistent with past practice during the period between the execution of the Merger Agreement and the closing of the Merger (the “Closing”), and not to take certain actions prior to the Closing without the advance written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), and (2) to convene and hold a meeting of its stockholders for the purpose of obtaining the adoption of the Merger Agreement and to use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement (the “Company Stockholder Approval”).

Until 12:01 a.m. (New York City time) on September 5, 2023 (the “No-Shop Period Start Date”) the Company and its subsidiaries and their respective representatives will have the right to solicit any acquisition proposal and any proposal, inquiry or offer that could reasonably be expected to lead to, result in or constitute an acquisition proposal, including providing information regarding the Company to any person pursuant to an acceptable confidentiality agreement, and engaging in discussions or negotiations with respect to such acquisition proposal. From and after 12:01 a.m. (New York City time) on No-Shop Period Start Date, the Company has agreed, subject to certain exceptions, not to (i) solicit alternative acquisition proposals from third parties or to provide non-public information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals or (ii) change, qualify, withhold, withdraw or modify, in a manner reasonably expected to be adverse to Parent, the recommendation of the Board that the Company’s stockholders adopt the Merger Agreement. Subject to certain limitations as set forth in the Merger Agreement, each of the Company, Parent and Merger Sub has agreed to use their respective reasonable best efforts to obtain all required regulatory approvals.

The Closing is subject to receipt of the Company Stockholder Approval. The Closing is also subject to other customary conditions, including (1) the absence of any order or law that prohibits, enjoins or makes illegal the consummation of the Merger, (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, and receipt of all other clearances or approvals under other applicable antitrust laws, (3) the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality and material adverse effect qualifications) and compliance with the covenants and agreements in the Merger Agreement in all material respects by the parties to the Merger Agreement, and (4) in the case of Parent and Merger Sub, the absence of a material adverse effect relating to the Company.

The Merger Agreement contains certain termination rights, including the right of either the Company or Parent to terminate the Merger Agreement if the Merger is not consummated by December 31, 2023. The Merger Agreement also provides for certain termination rights for each of the Company and Parent, and provides that, upon termination of the Merger Agreement under certain specified circumstances, Parent would be required to pay a termination fee of $14 million to the Company, and under other specified circumstances, the Company would be required to pay to Parent a termination fee of $8.5 million.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Merger Agreement has been included as an exhibit to this Current Report on Form 8-K to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective subsidiaries. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01	Other Events.

Voting Agreement

In connection with the execution of the Merger Agreement, Parent has entered into a voting agreement (each, a “Voting Agreement”) with each of (1) BEI-Longhorn LLC, a Delaware limited liability company, and (2) AREX Capital Management, LP, a Delaware limited partnership. Each Voting Agreement provides that the signatories thereto will, subject to limited exceptions, vote their shares in favor of the adoption of the Merger Agreement and against any alternative proposal. Each Voting Agreement terminates upon the earliest to occur of (a) the Effective Time, (b) the making of any amendment to the Merger Agreement to decrease the Merger Consideration or otherwise materially adversely amend the Merger Agreement with respect to such stockholder, and (c) the termination of the Merger Agreement. The foregoing description of each Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Voting Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Press Release

On August 7, 2023, the Company and Authentic Restaurant Brands, a portfolio company of Garnett Station Partners, LLC, jointly issued a press release in connection with the Merger. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of August 6, 2023, by and among Fiesta Restaurant Group, Inc., Fiesta Holdings, LLC, and Fiesta Merger Sub, LLC*
99.1	Form of Voting Agreement
99.2	Press Release, dated August 7, 2023, jointly issued by Fiesta Restaurant Group, Inc. and Authentic Restaurant Brands
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

**
Certain confidential information contained in this exhibit has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. Additionally, certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Forward-Looking Statements

This Current Report on Form 8-K includes statements that are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed acquisition of the Company, stockholder and regulatory approvals, the expected timetable for completing the proposed transaction and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  These risks and uncertainties include, but are not limited to: failure to obtain the required vote of the Company’s stockholders in connection with the proposed transaction; the timing to consummate the proposed transaction and the risk that the proposed transaction may not be completed at all or the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the risk that the conditions to closing of the proposed transaction may not be satisfied or waived; the risk that a governmental or regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; potential litigation relating to, or other unexpected costs resulting from, the proposed transaction; legislative, regulatory and economic developments; and the diversion of management’s time on transaction-related issues.  The Company can give no assurance that the conditions to the proposed transaction will be satisfied, or that it will close within the anticipated time period.

All statements, other than statements of historical fact, should be considered forward-looking statements made in good faith by the Company, as applicable, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this Current Report on Form 8-K, or any other documents, words such as “believe,” “positioned,” “estimate,” “project,” “plan,” “goal,” “target,” “assumption,” “continue,” “intend,” “expect,” “future,” “anticipate,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties, as well as other risks and uncertainties that could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2023 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2023, each filed with the United States Securities and Exchange Commission (the “SEC”) and in any other SEC filings made by the Company.  The Company cautions that these risks and factors are not exclusive. Additional factors that may cause actual results to differ materially from any forward-looking statements regarding the proposed transaction include, but are not limited to: occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure to satisfy the closing conditions, the possibility that the consummation of the proposed transaction is delayed or does not occur, including the failure of the Company’s stockholders to approve the proposed transaction, uncertainty as to whether the parties will be able to complete the proposed transaction on the terms set forth in the merger agreement, uncertainty regarding the timing of the receipt of required regulatory approvals for the proposed transaction and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the proposed transaction as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all, the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the merger agreement, challenges, disruptions and costs of integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected, risks that the proposed transaction and other transactions contemplated by the merger agreement disrupt current plans and operations that may harm the Company’s businesses, the amount of any costs, fees, expenses, impairments and charges related to the proposed transaction, and uncertainty as to the effects of the announcement or pendency of the proposed transaction on the market price of the Company's common stock and/or on its financial performance. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this Current Report on Form 8-K, and the Company does not undertake any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, the Company expects to file a proxy statement, as well as other relevant materials, with the SEC. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. This Current Report on Form 8-K is not intended to be, and is not, a substitute for the proxy statement or any other document that the Company may file with the SEC in connection with the proposed transaction. THE COMPANY URGES INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER.  Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by the Company with the SEC at http://www.sec.gov, the SEC’s website, or from the Company’s website (https://www.frgi.com/investor-relations/default.aspx). In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to Investor Relations at https://www.frgi.com/investor-relations/default.aspx.

Participants in the Solicitation

This Current Report on Form 8-K does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. The Company, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the proposed transaction. Information about the Company’s directors and executive officers is set forth in its definitive proxy statement for its 2023 annual meeting of stockholders filed with the SEC on March 30, 2023. To the extent the holdings of Company securities by Company directors and executive officers have changed since the amounts set forth in the proxy statement for its 2023 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of the Company’s website located at https://www.frgi.com/investor-relations/default.aspx. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement that the Company expects to file in connection with the proposed transaction and other relevant materials the Company may file with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIESTA RESTAURANT GROUP, INC. (REGISTRANT)

	By:	/s/ Louis DiPietro
Louis DiPietro
Senior Vice President, Chief Legal and People Officer, General Counsel & Secretary

Dated: August 7, 2023